Exhibit 99.1
Consent of Alfred R. Berkeley III
     Fortegra Financial Corporation will file a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common stock of Fortegra Financial Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Fortegra Financial Corporation in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 8, 2010	/s/ Alfred R. Berkeley III
Alfred R. Berkeley III